EXHIBIT 10.1

HORMEL FOODS CORPORATION
2005 LONG-TERM INCENTIVE PLAN

ARTICLE I.  ESTABLISHMENT

On November 22, 2004, the Compensation Committee of the Board of Directors of HORMEL FOODS CORPORATION, a Delaware corporation (the “Company”), approved and adopted an incentive plan for executives as described herein, which plan shall be known as the “HORMEL FOODS CORPORATION 2005 LONG-TERM INCENTIVE PLAN” (the “Plan”).  The Plan shall be effective as of October 31, 2005, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.

ARTICLE II.  PURPOSE

The purpose of the Plan is to advance the long-term interests of the Company and its stockholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

ARTICLE III.  ADMINISTRATION

3.1        Composition of the Committee.  The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, or a subcommittee thereof (the “Committee”), which shall consist of members appointed from time to time by the Board of Directors and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

3.2        Power and Authority of the Committee.  The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (a) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to, or Award (as defined below in Section 3.4) made under, the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to, or Award made under, the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, holders of Awards, and their legal representatives and beneficiaries, and employees of the Company or of any “Affiliate” of the Company.  For purposes of the Plan and any instrument or agreement relating to, or Award made under, the Plan, the term “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.

3.3        Delegation.  The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to (a) amend the Plan as provided in Article IX hereof, or (b) make determinations regarding Awards.

3.4        Qualified Performance-Based Compensation.  An opportunity to receive compensation pursuant to the Plan (hereinafter referred to as an “Award(s)”) is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.  The following requirements shall apply to all Awards made under the Plan:

a.             The right to receive payment pursuant to an Award shall be determined solely on account of the attainment of the preestablished, objective performance goals selected by the Committee in connection with the grant of the Award. Such goals shall be based solely on cumulative total return to stockholders compared to preselected peer groups as described below in Section 5.2.  While the amount of Award(s) may vary among Participants (as defined below in Section 4.2), the goals established by the Committee shall apply to all Participants in the same manner.

b.             The performance period determined by the Committee during which the achievement of the performance goal or goals selected by the Committee with respect to any Award is to be measured (the “Performance Period”) is expected to be approximately three (3) years, and shall, in no case, be less than 24 months.

c.             The maximum amount which may be paid to any Participant pursuant to any Award with respect to any Performance Period shall not exceed the fair market value of three hundred thousand (300,000) shares of the voting common stock of the Company, determined in the manner provided in Section 5.2 for determining “fair market value” at the end of the Performance Period.

d.             Not later than 90 days after the beginning of each Performance Period selected by the Committee for an Award, it  shall:

(i)            designate the Performance Period and all Participants for such Performance Period;

(ii)           designate the Peer Group (as defined below in Section 5.2); and

(iii)          establish the objective performance factors for all Participants for that Performance Period on the basis of cumulative total return to stockholders compared to preselected peer groups.

e.             Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of the performance factors upon which any payments to Participants for that Performance Period are to be based.

f.             Each of the foregoing provisions, and all of the other terms and conditions of the Plan as it applies to any Award, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

ARTICLE IV.  ELIGIBILITY AND PARTICIPATION

4.1        Eligibility.  The Plan is unfunded and is maintained by the Company for a select group of management or highly compensated employees.  In order to be eligible to participate in the Plan, an employee of the Company or of its Affiliates must be selected by the Committee.  In determining the employees who will participate in the Plan, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant.  A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate, and all members of the Committee, shall not be eligible to participate in the Plan.

4.2        Participation.  The Committee shall determine the employees to be granted an Award, the amount of each Award, the time or times when Awards will be made, the period of time over which such Awards are intended to be earned, and all other terms and conditions of each Award.  The provisions of the Awards need not be the same with respect to any recipient of an Award (the “Participant”) or with respect to different Participants, except that the performance goals applicable to each Award shall be established in the same manner, as described below in Section 5.2.  The Committee’s decision to approve an Award to an employee in any year shall not require the

Committee to approve a similar Award or any Award at all to that employee or any other employee or person at any future date.  The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate.

4.3        Award Agreement.  Any employee selected for participation by the Committee shall, as a condition of participation, enter into a written agreement with the Company setting forth the terms and conditions of the Award (the “Award Agreement”).  A separate Award Agreement will be provided to each Participant for each Award.

4.4        Employment.  In the absence of any specific agreement to the contrary, no Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant’s employment with the Company or any Affiliate at any time.  Neither the establishment of the Plan, nor the granting of any Award hereunder, shall give any Participant  (a) any rights to remain employed by the Company or any Affiliate; (b) any benefits not specifically provided for herein or in any Award granted hereunder; or, (c) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.

ARTICLE V.  AWARDS

5.1        General.  The Committee shall determine the Award or Awards to be made to each Participant, and each Award shall be subject to the terms and conditions of the Plan and the applicable Award Agreement.  An Award shall be made solely in the form of a statement of a dollar amount based on attaining a specified goal, subject to an increase or reduction in such amount based on exceeding or failing to meet the goal, as described below in Section 5.2.  Awards may be granted singly or in combination, or in addition to, in tandem with or in substitution for any grants or rights under any other employee or compensation plan of the Company or of any Affiliate.  Awards may provide that more or less than 100% of the amount stated therein may be earned upon satisfaction of the conditions provided for therein, subject to the terms and conditions of the Plan.  All or part of an Award may be subject to conditions and forfeiture provisions established by the Committee, and set forth in the Award Agreement.

5.2        Awards.  Subject to the discretion of the Committee to reduce an Award, as provided below in Section 5.4, the payment to be made to a Participant on account of an Award shall be determined based on total shareholder return ranked against a peer group in the following manner:

(i)            The Committee shall designate a number of companies listed on the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, selected by the Committee in its sole discretion as comparable to the Company (the “Peer Group”).  With the exception of bankruptcy, in the event any Peer Group companies are not thereafter listed on either the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, during the Performance Period, such companies will drop out of the Peer Group, and the size of the Peer Group shall be reduced accordingly.

(ii)           The Committee shall determine fair market value of a share of the voting common stock of each company in the Peer Group, and of the Company, as of the beginning and the end of the Performance Period.  For purposes of the Plan, “fair market value” shall be (a) the average of the closing price of a company’s voting common stock on the New York Stock Exchange or on the American Stock Exchange on the ten trading days designated by the Committee at the beginning and end of the Performance Period, and (b) if the voting common stock is not listed on the New York Stock Exchange or the American Stock Exchange but is quoted on NASDAQ, the average of the last sale (National Market System) or the average between the highest bid and lowest asked prices for a share of voting common stock (National List) as quoted on NASDAQ on the ten trading days designated by the Committee at the beginning and end of the Performance Period.

(iii)          Within thirty days after the end of any Performance Period, the Committee shall calculate the total shareholder return for each company remaining in the Peer Group and for the Company.  For purposes of the Plan, “total shareholder return” shall be calculated as follows for each company in the Peer Group and for the Company.  The fair market value of a share of voting common stock shall be determined for each Peer Group company and the Company at the beginning of the Performance Period (the “Beginning Value”).  During the Performance Period each dividend paid by any Peer Group company and the Company shall be deemed invested in that company’s voting common stock at the closing price of such stock on the date the dividend was paid.  At the end of the Performance Period, the fair market value of a share of voting common stock plus the fair market value of any additional whole or fractional share of voting common stock deemed purchased with dividends shall be determined for each remaining Peer Group company and the Company (the “Ending Value”).  In the event of stock splits or other recapitalizations (excepting stock repurchases or issuances of new stock for acquisitions), the Committee shall make such adjustment as it deems appropriate to maintain comparability between the Beginning Value and Ending Value.  The percentage increase (or decrease) of Ending Value compared to Beginning Value is the total shareholder return.

(iv)          The Peer Group companies and the Company will be ranked according to total shareholder return during the Performance Period.  The Committee will apply the Company’s ranking, in such manner as the Committee may determine for any Performance Period, to determine what percentage of the dollar amount specified in each Participant’s individual Award Agreement shall be paid to such Participant, which may be the amount, a fraction of the amount, a multiple of the amount, or nothing, provided that the percentage shall be calculated in the same manner and using the same performance standard for all Participants.

5.3        Payment of Awards.  Payment of Awards shall be made solely in cash and may be made, subject to any deferred compensation election which may be permitted pursuant to the Hormel Foods Corporation Executive Deferred Income Plan II, at such times, with such restrictions and conditions as the Committee, in its sole discretion, may determine at the time of grant of the Awards.

5.4        Discretionary Reduction.  The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any cash payment otherwise payable to any Participant under this Plan.

ARTICLE VI.   TERMINATION OF EMPLOYMENT

Each Award Agreement shall include provisions governing the disposition of an Award in the event of the retirement, disability, death or other termination of a Participant’s employment with the Company or an Affiliate.

ARTICLE VII.  NONTRANSFERABILITY

Except as otherwise determined by the Committee, no Award shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved.  Each Award shall be paid during the Participant’s lifetime only to the Participant or, if permissible under applicable law, to the Participant’s legal representatives.

ARTICLE VIII.  TAXES

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

ARTICLE IX.  AMENDMENT AND TERMINATION

9.1        Term of Plan.  Unless the Plan shall have been discontinued or terminated as provided in Section 10.2 hereof, the Plan shall terminate on the last Sunday in October, 2015.  No

Awards may be granted after such termination, but termination of the Plan shall not alter or impair any rights or obligations under any Award theretofore granted, without the consent of the Participant or holder or beneficiary thereof, except as otherwise provided in the Plan or the Award Agreement.

9.2        Amendments to and Termination of Plan.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an Award Agreement, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval would cause any compensation paid pursuant to any Award granted pursuant to the Plan to no longer qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

9.3        Correction of Defects, Omissions and Inconsistencies.  Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an Award Agreement, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

ARTICLE X.  MISCELLANEOUS

10.1      Governing Law.  The Plan and any Award Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Delaware.

10.2      Severability.  If any provision of the Plan, any Award or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, any Award or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, the Award or the Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, any such Award or any such Award Agreement shall remain in full force and effect.

10.3      No Trust or Fund Created.  Neither the Plan nor any Award or Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.

10.4      Nature of Payments.  Any and all cash payments pursuant to any Award granted hereunder shall constitute special incentive payments to the Participant, and, except as hereinafter provided, such payments shall not be taken into account in computing the amount of the Participant’s remuneration for purposes of determining the amount of any benefit payable to or with respect to the Participant under any employee pension benefit plan or employee welfare benefit plan (as those terms are defined in section 3 of ERISA) or in any agreement between the Company (or any Affiliate) and the Participant to provide similar benefits.  However, such payments shall be taken into account as if they were received ratably during the Performance Period with respect to which they relate:  (i) in determining benefits under any plan or agreement which expressly provides that they shall be taken into account, and (ii) in determining benefits under the Hormel Foods Corporation Supplemental Executive Retirement Plan and the Hormel Survivor Income Plan for Executives.

10.5      No Illegal Transactions.  The Plan and any Award granted hereunder are subject to all laws and regulations of any governmental authority which may be applicable thereto; and, notwithstanding any provision of the Plan or any Award, Participants shall not be entitled to receive the benefit of any Award, and the Company and any Affiliate shall not be obligated to pay any such benefits to a Participant, if such receipt or payment of benefits would constitute a violation by the Participant or the Company or any Affiliate of any provision of any such law or regulation.

10.6      No Rights as Stockholder.  Participants shall not have any rights as stockholders of the Company or any Affiliate as a result of the grant of an Award hereunder.

10.7      Headings.  Headings are given to the Articles and sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.